UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): October 25, 2000


                             TRIARC COMPANIES, INC.

               (Exact Name of Registrant as Specified in Charter)


                DELAWARE             1-2207          38-0471180
                --------             -------          ----------
                (State or other     (Commission     (IRS Employer
                jurisdiction of     File Number)    Identification No.)
                incorporation)


                          280 Park Avenue
                          New York, New York            10017
                 -------------------------------------- --------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (212) 451-3000




                          -----------------------------
                       (Former Name or Former Address, if

                           Changed Since Last Report)


Item 5.  Other Events.

         On October 25, 2000, Triarc completed the sale of all the outstanding capital stock of the Snapple Beverage Group to affiliates of Cadbury Schweppes plc at an enterprise value of approximately $1.45 billion.

         The transaction includes the sale of Snapple Beverage Group's premium beverage business - Snapple(R), Mistic(R) and Stewart's(R) - and soft drinks concentrates business - Royal Crown(R), Diet Rite(R), RC Edge(R) and Nehi(R) - for approximately $910 million in cash plus the assumption of approximately $420 million of debt. In addition, payments of approximately $120 million will be made by Snapple Beverage Group with respect to employee options following the closing. Approximately $450 million of the cash received was used to repay outstanding amounts under Snapple's existing credit facilities.

         Following the closing, Triarc has in excess of $400 million of cash and investments. Triarc is evaluating options for the use of its significant cash position, including acquisitions, share repurchases and investments.

         Cadbury Schweppes does not have any material relationship with the Registrant or any of its affiliates, any director or any officer of the Registrant or any associate of any such director or officer.

         A copy of the Agreement and Plan of Merger relating to the sale of the Snapple Beverage Group was previously filed by the Registrant in its Current Report on Form 8-K filed on September 20, 2000. A copy of the press release with respect to the closing of the transaction is being filed herewith.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits

                  99.1     Press Release dated October 25, 2000




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         TRIARC COMPANIES, INC.




Date: October 30, 2000                   By: BRIAN L. SCHORR
                                             -------------------
                                             Brian L. Schorr
                                             Executive Vice President
                                             and General Counsel


                                     EXHIBIT

Exhibit
No.           Description                            Page No.
---------     --------------------------             ------------

99.1          Press release dated October 25, 2000